November 13, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: 	AMT Capital Fund, Inc.

Registration Statement on Form N-14    File No. (none)


Ladies and Gentleman:

    	Pursuant to Rule 488 (a) under the Securities Act of 1933 and on behalf of the above-referenced Registrant, attached is Registration Statement on Form N-14 including exhibits, of AMT Capital Fund, Inc. (the "registrant")

    	No fee is payable because the Registrant has previously filed a declaration of indefinite registration of its shares pursuant to Rule 24f-2 under the Investment
Company Act of 1940.,

    	This Registration Statement is being filed in connection with the proposed Reorganization of the Lehman Selected Growth Stock Portfolio, a series of
Lehman Brothers Funds, Inc., into the Class B shares of the
U.S. Selected Growth Portfolio, a series of the Registrant

    	The Registrant respectfully requests an expedited review of this filing in order to have sufficient time to print this Registration Statement in its final form, mail the proxy to shareholders, and receive proxies in a timely manner during the upcoming Holiday period.

    	Please acknowledge receipt of this filing via CompuServ to our office.

    	Should you have any questions or comments regarding the foregoing, please do not hesitate to contact the undersigned at (800) 762-4848 or our outside counsel
Will Goodwin at (212) 326-3550.


	Sincerely yours,

       By: s\Eric P. Nachimovsky\
	Eric P. Nachimovsky

Enclosures: As Stated